Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:	March 30, 2012
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND

YEAR TO DATE PERIODS ENDED DECEMBER 31, 2011

Highlights

•	Nonperforming loans decreased by $1.8 million, or 18% since December 31, 2010.

•	Criticized and classified loans decreased by $7.9, million, or 16% since December 31, 2010.

•	Past due loans decreased by $2.7 million, or 33% since December 31, 2010.

Fairlawn, Ohio – March 30, 2012 – Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $1.4 million, or $(.36) per diluted common share, for the quarter ended December 31, 2011, compared to a net loss of $1.0 million, or $(.26) per diluted common share, for the quarter ended December 31, 2010.

For the year ended December 31, 2011, the net loss totaled $5.4 million, or $(1.42) per diluted common share, compared to a net loss of $6.9 million, or $(1.77) per diluted common share, for the year ended December 31, 2010.

The $369,000 increase in the net loss for the three months ended December 31, 2011 was primarily due to a $622,000 decrease in net interest income, partially offset by a $102,000 decrease in noninterest expense, compared to the three months ended December 31, 2010.

The $1.4 million decrease in the net loss for the year ended December 31, 2011 was primarily due to a $5.1 million decrease in the provision for loan losses, partially offset by a $2.2 million decrease in net interest income, a $671,000 decrease in noninterest income and a $1.2 million increase in foreclosed assets expense, compared to the year ended December 31, 2010.

Management’s ongoing assessment of CFBank’s loan portfolio resulted in a decrease of $46,000 and $5.1 million, respectively, in the provision for loan losses during the quarter and year ended December 31, 2011, compared to the same periods last year. The decrease in the provision for both current year periods was due to a decrease in nonperforming loans, classified and criticized loans, past due loans and overall loan portfolio balances since the beginning of the year. Nonperforming loans decreased $1.8 million, or 17.5%, and totaled $8.3 million at December 31, 2011, compared to $10.1 million at December 31, 2010. Criticized and classified loans decreased $7.9 million, or 15.9%, and totaled $41.7 million at December 31, 2011, compared to $49.6 million at December 31, 2010. Past due loans decreased $2.7 million, or 32.9%, and totaled $5.6 million at December 31, 2011 compared to $8.3 million at December 31, 2010. Overall loan portfolio balances decreased $43.3 million, or 21.6%, during the year ended December 31, 2011. The ratio of the allowance for loan losses (ALLL) to total loans was 3.89% at December 31, 2011, compared to 4.87% at December 31, 2010.

Eloise L. Mackus, CEO, commented, “We are pleased that the levels of nonperforming loans, criticized and classified loans and past due loans have all improved. These balances decreased by 18%, 16% and 33%, respectively, during 2011. Since we began our workout efforts in June of 2010, nonperforming loans and criticized and classified loans decreased 22% and 26%, respectively. This strengthening of our loan portfolio is a direct result of the hard work and determination of the CFBank team, and we remain committed to the continued improvement of our asset quality.”

Net interest income decreased $622,000 and $2.2 million, respectively, for the quarter and year ended December 31, 2011, compared to the prior year periods. The decrease was due to a lower margin in both current year periods. Net interest margin totaled 2.29% for the quarter ended December 31, 2011, compared to 3.01% for the quarter ended December 31, 2010. Net interest margin totaled 2.44% for the year ended December 31, 2011, compared to 3.18% for the year ended December 31, 2010. The decrease in net interest margin during the quarter and year ended December 31, 2011 was due to an increase in on-balance-sheet liquidity and a decrease in the average balance of loans outstanding, partially offset by a decrease in funding costs. See the section titled “Net interest income” for additional details. The increase in on-balance-sheet liquidity resulted from a $27.8 million and a $33.8 million increase in the average balance of cash and cash equivalents during the quarter and year ended December 31, 2011, respectively, which was invested in low-yielding overnight investments for liquidity purposes. Management moved aggressively, prior to the receipt of the Order to Cease and Desist issued to CFBank in May 2011 (the CFBank Order), to build liquidity to deal with the potential retail deposit outflows and potential decreased borrowing capacity from the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB). Average loan balances decreased $43.8 million and $48.0 million, respectively, during the quarter and year ended December 31, 2011, compared to the prior year periods. The decrease in average loan balances was due to management’s decision to slow new lending to increase CFBank’s capital ratios and, after receipt of the CFBank Order, to comply with lending restrictions.

Noninterest income decreased $85,000 and $671,000, respectively, for the quarter and year ended December 31, 2011, compared to the prior year periods. The decrease for the quarter and year ended December 31, 2011 was primarily due to lower gains on sales of loans. Net gains on sales of loans decreased $219,000 and $572,000, respectively, for the quarter and year ended December 31, 2011, compared to the prior year periods, primarily due to lower mortgage loan originations and, consequently, fewer loan sales in the current year periods. Additionally, net gains on sales of securities decreased $115,000 for the year ended December 31, 2011, compared to the prior year. The decrease was primarily related to a lower balance of securities sold in the current year. The gains on sales positively impacted CFBank’s core capital ratio and total risk-based capital ratio in both periods.

Noninterest expense decreased $102,000, or 5.1%, and totaled $1.9 million for the fourth quarter of 2011, compared to $2.0 million for the fourth quarter of 2010. The decrease in noninterest expense during the fourth quarter of 2011 was primarily due to decreases in salaries and employee benefits, franchise taxes, and depreciation.

Noninterest expense increased $919,000, or 10.9%, and totaled $9.4 million for the year ended December 31, 2011, compared to $8.4 million for the year ended December 31, 2010. The increase in noninterest expense during the year ended December 31, 2011 was primarily due to a $1.2 million increase in foreclosed assets expense as a result of a $1.1 million charge related to approximately 42 acres of undeveloped land located in Columbus, Ohio held in foreclosed assets. A revaluation of this property during the quarter ended June 30, 2011 evidenced a decline in value, which resulted in the charge.

The Company announced the terms of a registered common stock offering of up to $30.0 million on August 9, 2011. The registered common stock offering consists of a $25.0 million rights offering and a $5.0 million offering to a group of standby purchasers. Under the terms of the rights offering, all record holders of the Company’s common stock as of February 8, 2012 received, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right entitles the holder of the right to purchase 6.0474 shares of Company common stock at a subscription price of $1.00 per share. Shares are also available to the public at $1.00 per share. In addition, for each three shares of common stock purchased, purchasers will receive, at no charge, one warrant to purchase one additional share of common stock at a purchase price of $1.00 per share. The warrants will be exercisable for three years. The Company has separately entered into a series of standby purchase agreements with a group of investors led by Timothy T. O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements, the standby purchasers will acquire 5.0 million shares of Company common stock at a price of $1.00 per share and receive warrants with the same terms and conditions as all purchasers in the rights offering. The standby purchasers have conditioned their purchase of shares of common stock upon the receipt by the Company of at least $16.5 million in net proceeds from the rights offering. The registration statement related to the rights offering is on file with the SEC and became effective on February 8, 2012.

Jerry F. Whitmer, Chairman of the Board, added, “If we are successful in completing the offering, we believe that the capital infusion, along with the addition of new management and board depth, will enable the Company to deliver significantly improved financial results going forward.”

Net interest income

Net interest income totaled $1.3 million for the quarter ended December 31, 2011 and decreased $622,000, or 31.6%, compared to $2.0 million for the quarter ended December 31, 2010. The margin decreased 72 basis points (bp) to 2.29% in the fourth quarter of 2011, compared to 3.01% in the fourth quarter of 2010. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 80 bp and the average cost of interest-bearing liabilities decreased 10 bp in the quarter ended December 31, 2011, compared to the quarter ended December 31, 2010. The average yield on interest-earning assets decreased due to a decrease in both the average loan and securities balances, and a decrease in the average yield on these assets, in addition to an increase in average other earning asset balances, primarily cash, which provides lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year quarter.

Interest income totaled $2.1 million and decreased $758,000, or 26.1%, for the quarter ended December 31, 2011, compared to $2.9 million for the quarter ended December 31, 2010. The decrease in interest income was primarily due to a decrease in income on loans, and to a lesser extent to a decrease in income from securities.

Interest expense decreased $136,000, or 14.5%, to $802,000 for the fourth quarter of 2011, compared to $938,000 in the fourth quarter of 2010. The decrease in interest expense resulted from lower deposit costs, and a decrease in the average balance of deposits and borrowings.

Net interest income totaled $6.2 million for the year ended December 31, 2011 and decreased $2.2 million, or 26.8%, compared to $8.4 million for the year ended December 31, 2010. Net interest margin decreased 74 bp to 2.44% for the year ended December 31, 2011, compared to 3.18% for the year ended December 31, 2010. The decrease in margin was due to a larger decrease in the yield on average interest-earning assets than in the cost of average interest-bearing liabilities. The yield on average interest-earning assets decreased 94 bp, while the cost of average interest-bearing liabilities decreased 26 bp for the year ended December 31, 2011, compared to the year ended December 31, 2010. The yield on average interest-earning assets decreased due to a decrease in higher-yielding loan and securities balances and an increase in lower-yielding other earning asset balances, primarily short-term cash investments that resulted from the increase in on-balance-sheet liquidity in 2011. The cost of average interest-bearing liabilities decreased due to a decrease in deposit costs, which reflected the sustained low market interest rate environment and lower deposit pricing in 2011, and a decrease in the average balance of FHLB advances and other borrowings.

Interest income totaled $9.7 million and decreased $2.9 million, or 23.5%, for the year ended December 31, 2011, compared to $12.6 million for the year ended December 31, 2010. The decrease in interest income was primarily due to a decrease in income on loans and securities, partially offset by an increase in interest income on other interest earning assets.

Interest expense totaled $3.5 million and decreased $705,000, or 16.9%, for the year ended December 31, 2011, compared to $4.2 million in the year ended December 31, 2010. The decrease in interest expense was due to a decrease in the average cost of deposits and a decrease in both the average cost and average balance of borrowings, partially offset by an increase in average deposit balances.

Provision for loan losses

The provision for loan losses totaled $1.1 million for the quarter ended December 31, 2011, and decreased $46,000 compared to $1.2 million for the quarter ended December 31, 2010. The provision for loan losses totaled $3.4 million for the year ended December 31, 2011, and decreased $5.1 million compared to $8.5 million for the year ended December 31, 2010. The decrease in the provision for loan losses for the quarter and year ended December 31, 2011 was due to a 17.5% decrease in nonperforming loans, a 15.9% decrease in classified and criticized loans and a 21.6% decrease in overall loan portfolio balances compared to December 31, 2010.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $1.8 million, or 17.5%, and totaled $8.3 million at December 31, 2011, compared to $10.1 million at December 31, 2010. The decrease in nonperforming loans was primarily due to $7.5 million in loan charge-offs, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $7.3 million in additional loans that became nonperforming during 2011. The $7.3 million in loans that became nonperforming during 2011 were primarily related to two multi-family residential real estate loans which totaled $4.4 million, four commercial real estate loans which totaled $2.2 million and ten single-family loans which totaled $653,000 at December 31, 2011. The ratio of nonperforming loans to total loans totaled 5.28% at December 31, 2011, compared to 5.02% at December 31, 2010. The increase in the ratio of nonperforming loans to total loans despite the decrease in nonperforming loan balances was due to a decrease in overall loan portfolio balances in 2011.

Nonaccrual loans include some loans that were modified and identified as troubled debt restructurings (TDRs), where concessions had been granted to borrowers experiencing financial difficulties. These concessions could have included a reduction in the interest rate, payment extensions, principal forgiveness and other actions intended to maximize collection. TDRs included in nonaccrual loans totaled $3.0 million at December 31, 2011 and $4.5 million at December 31, 2010. The decrease in TDRs included in nonaccrual loans was primarily due to write-offs and repayments with proceeds from sales of collateral underlying the loans, partially offset by new TDRs.

Nonaccrual loans at December 31, 2011 and December 31, 2010 do not include $4.6 million and $839,000, respectively, of TDRs where customers have established a sustained period of repayment performance, generally six months, the loans are current according to their modified terms and repayment of the remaining contractual payments is expected. These loans are included in total impaired loans.

Individually impaired loans totaled $12.1 million at December 31, 2011 and increased $1.4 million, or 13.0%, from $10.7 million at December 31, 2010. The increase was primarily due to loans that became impaired during the year, which included $4.5 million classified as TDRs as a result of implementation of Accounting Standards Update No. 2011-02, Receivables (ASC 310), A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, partially offset by loan charge-offs, which totaled $7.5 million in 2011, and repayments on impaired loans. The amount of the ALLL specifically allocated to individually impaired loans totaled $897,000 at December 31, 2011 and $2.9 million at December 31, 2010. Impaired collateral dependent loans were written down to the fair value of collateral in 2011 and there were no specific valuation allowances on these loans at December 31, 2011.

The level of CFBank’s criticized and classified assets continues to be negatively impacted by the duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. The levels of criticized and classified assets decreased in 2011. Loans classified as special mention decreased $4.8 million, or 22.6%, and totaled $16.2 million at December 31, 2011, compared to $21.0 million at December 31, 2010. Loans classified as substandard decreased $3.5 million, or 12.3%, and totaled $25.1 million at December 31, 2011, compared to $28.6 million at December 31, 2010. Loans classified as doubtful totaled $407,000 at December 31, 2011. No loans were classified as doubtful at December 31, 2010. No loans were classified as loss at either date. The decrease in loans classified as special mention and substandard was due to charge-offs of $7.5 million and, to a lesser extent, principal repayments and payoffs since December 31, 2010.

Noninterest income

Noninterest income for the quarter ended December 31, 2011 totaled $319,000 and decreased $85,000, compared to the quarter ended December 31, 2010. The decrease was primarily due to a $219,000 decrease in net gains on sales of loans, partially offset by a $121,000 increase in net gains on sale of securities compared to the prior year quarter.

Noninterest income for the year ended December 31, 2011 totaled $1.1 million and decreased $671,000, compared to $1.8 million for the year ended December 31, 2010. The decrease was due to a $572,000 decrease in net gains on sales of loans and a $115,000 decrease in net gains on sales of securities in the current year.

Net gains on sales of loans totaled $72,000 for the fourth quarter of 2011 and decreased $219,000, or 75.3%, compared to $291,000 for the fourth quarter of 2010. Net gains on sales of loans totaled $294,000 for the year ended December 31, 2011 and decreased $572,000, or 66.1%, compared to $866,000 for the year ended December 31, 2010. The decrease in net gains on sales of loans in the current year periods was due to lower mortgage loan originations, and, consequently, fewer loan sales, than in the prior year periods.

Originations totaled $8.5 million for the quarter ended December 31, 2011 and decreased $14.0 million, or 62.4%, compared to $22.5 million in the prior year quarter. Originations totaled $36.0 million for the year ended December 31, 2011 and decreased $43.5 million, or 54.7%, compared to $79.5 million for the year ended December 31, 2010. The decrease in originations was partially due to having six fewer mortgage loan originators in the current year periods. The number of originators decreased as a result of attrition and termination of originators with low production. Additionally, the First-Time Home Buyer Credit, which was extended for purchases made through April 30, 2010 by The Worker, Homeownership and Business Assistance Act of 2009, positively impacted originations in the year ended December 31, 2010.

Net gains on sales of securities totaled $121,000 for the quarter ended December 31, 2011. There were no sales of securities during the quarter ended December 31, 2010. Net gains on sales of securities totaled $353,000 for the year ended December 31, 2011 and decreased $115,000, compared to $468,000 for the year ended December 31, 2010. The decrease in net gains on sales of securities for the year ended December 31, 2011 was primarily related to a $1.4 million decrease in securities sold. During the year ended December 31, 2011, securities sold totaled $12.2 million, compared to $13.6 million for the year ended December 31, 2010. The gains on sales positively impacted CFBank’s core capital ratio and total risk-based capital ratio in both periods. Reinvestment of the security sales proceeds had a negative impact on interest income in due to reinvestment at lower market interest rates.

Noninterest expense

Noninterest expense decreased $102,000, or 5.1%, and totaled $1.9 million for the fourth quarter of 2011, compared to $2.0 million for the fourth quarter of 2010. The decrease in noninterest expense during the quarter ended December 31, 2011 was primarily due to decreases in salaries and employee benefits, franchise taxes and depreciation.

Salaries and employee benefits decreased $20,000, or 2.0%, and totaled $965,000 for the quarter ended December 31, 2011, compared to $985,000 in the prior year quarter. The decrease was primarily related to lower compensation costs due to lower staffing levels in the current year quarter.

Franchise taxes decreased $25,000, or 29.4%, and totaled $60,000 for the quarter ended December 31, 2011, compared to $85,000 in the prior year quarter. The decrease was due to lower equity at CFBank at December 31, 2010, which is the base for 2011 state franchise tax.

Depreciation decreased $45,000, or 38.1%, and totaled $73,000 for the quarter ended December 31, 2011, compared to $118,000 in the prior year quarter. The decrease was primarily related to assets becoming fully depreciated since the prior year quarter.

Noninterest expense increased $919,000, or 10.9%, and totaled $9.4 million for the year ended December 31, 2011, compared to $8.4 million for the year ended December 31, 2010. Noninterest expense for the year ended December 31, 2011 included a $1.2 million increase in foreclosed assets expense, which included a $1.1 million charge related to a commercial real estate property held in foreclosed assets, as discussed previously.

The ratio of noninterest expense to average assets increased to 3.02% for the quarter ended December 31, 2011, compared to 2.86% for the quarter ended December 31, 2010. The increase in this ratio for the current year quarter was due to a decrease in average assets in the fourth quarter of 2011 compared to the fourth quarter of 2010. The ratio of noninterest expense to average assets increased to 3.43% for the year ended December 31, 2011, compared to 2.96% for the year ended December 31, 2010. The ratio of noninterest expense to average assets for the year ended December 31, 2011 was significantly impacted by the $1.1 million charge on foreclosed assets.

The efficiency ratio increased to 122.73% for the quarter ended December 31, 2011, compared to 84.19% for the quarter ended December 31, 2010. The efficiency ratio increased to 117.62% for the year ended December 31, 2011, compared to 85.98% for the year ended December 31, 2010. The increase in the efficiency ratio for the quarter and year ended December 31, 2011 was due to a decrease in net interest income and noninterest income in the current year periods.

Balance sheet activity

Assets totaled $250.9 million at December 31, 2011 and decreased $24.3 million, or 8.8%, from $275.2 million at December 31, 2010. The decrease was due to a $39.6 million decrease in net loan balances, a $10.3 million decrease in securities available for sale, and a $2.1 million decrease in foreclosed assets, partially offset by a $27.2 million increase in cash and cash equivalents and a $2.0 million increase in interest-bearing deposits in other financial institutions.

Cash and cash equivalents totaled $61.4 million at December 31, 2011 and increased $27.2 million, or 79.2%, from $34.3 million at December 31, 2010. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity. As a result of the losses in 2009, 2010 and the first quarter of 2011, management was concerned that CFBank would be restricted from accepting or renewing brokered deposits, in addition to other regulatory restrictions, and moved aggressively, prior to receipt of the CFBank Order in May 2011, to build liquidity to deal with potential retail deposit outflows and potential decreased borrowing capacity from the FHLB and the FRB. In addition to brokered and retail deposits gathered prior to receipt of the CFBank Order, the increase in liquidity was due to cash flows from the securities portfolio through sales, scheduled maturities and repayments, and cash flows from the loan portfolio which were not redeployed into new loan originations. The increase in liquidity had a negative impact on net interest margin because the yield on cash and cash equivalents was significantly less than the yield on securities and loans.

Interest-bearing deposits in other financial institutions totaled $2.0 million at December 31, 2011. These deposits represent investments in certificates of deposit held at other financial institutions that are fully insured by the Federal Deposit Insurance Corporation (FDIC). The investments have a weighted average yield of 1.16% and were made to enhance the yield on earning assets compared to investing these funds in short-term federal funds sold earning 0.25%. There were no interest-bearing deposits in other financial institutions at December 31, 2010.

Securities available for sale totaled $18.5 million at December 31, 2011 and decreased $10.3 million, or 35.7%, compared to $28.8 million at December 31, 2010. The decrease was due to sales and scheduled maturities and repayments in excess of purchases during the current year as management acted to increase liquidity, as discussed previously.

Net loans totaled $151.2 million at December 31, 2011 and decreased $39.6 million, or 20.8%, from $190.8 million at December 31, 2010. The decrease was primarily due to lower commercial, multi-family residential, commercial real estate and single-family residential loan balances and, to a lesser extent, lower consumer loan balances. Beginning in June 2010 and continuing in 2011, management slowed new lending to increase our capital ratios and, after receipt of the CFBank Order, to comply with lending restrictions. Commercial, commercial real estate and multi-family residential loans, including related construction loans, decreased $33.9 million, or 21.6%, and totaled $122.9 million at December 31, 2011. The decrease was primarily in commercial real estate loan balances, including related construction loans, which decreased $13.6 million, or 16.3%, due to principal repayments and payoffs in excess of current year originations and $2.7 million in charge-offs related to seven borrowers. Construction loans on commercial real estate properties, which totaled $2.6 million at December 31, 2010, were converted to permanent loans on the related commercial real estate properties in 2011. Commercial loans decreased by $12.2 million, or 31.9%, due to principal repayments and payoffs in excess of current year originations and $1.3 million in charge-offs related to four borrowers. Multi-family residential loans decreased by $8.1 million, or 23.1%, primarily related to principal repayments and payoffs in excess of current year originations and $3.2 million in charge-offs related to five borrowers. Single-family residential mortgage loans, including related construction loans totaled $18.2 million at December 31, 2011 and decreased $7.4 million, or 28.8%, from $25.6 million at December 31, 2010. The decrease in single-family residential mortgage loans was due to current year principal repayments and payoffs in excess of loans originated for portfolio. Construction loans on single-family residential properties, which totaled $2.3 million at December 31, 2010, were either converted to permanent mortgages on the related single-family residential properties or repaid in 2011. Consumer loans totaled $16.1 million at December 31, 2011 and decreased $2.0 million, or 10.9%, due to repayments of auto loans and home equity lines of credit.

The ALLL totaled $6.1 million at December 31, 2011 and decreased $3.7 million, or 37.4%, from $9.8 million at December 31, 2010. The decrease in the ALLL was due to a 21.6% decrease in overall loan balances, the charge-off of certain nonperforming loans, a 17.5% decrease in nonperforming loans, a 32.9% decrease in past due loans and a 15.9% decrease in criticized and classified loans during the year ended December 31, 2011. The ratio of the ALLL to total loans was 3.89% at December 31, 2011, compared to 4.87% at December 31, 2010.

Foreclosed assets totaled $2.4 million at December 31, 2011 and decreased $2.1 million, or 47.4%, from $4.5 million at December 30, 2010. The decrease was due to the sale of $1.0 million in inventory from a jewelry manufacturer that had been foreclosed in December 2010, which resulted in no additional loss, and a $1.1 million charge to foreclosed asset expense related to a commercial real estate property, as described previously. There were no assets acquired by CFBank through foreclosure during the year ended December 31, 2011.

Deposits totaled $217.0 million at December 31, 2011 and decreased $10.4 million, or 4.6%, from $227.4 million at December 31, 2010. The decrease was primarily due to a $20.8 million decrease in money market account balances and a $2.0 million decrease in noninterest bearing checking account balances, partially offset by a $6.2 million increase in certificate of deposit account balances, a $3.8 million increase in interest bearing checking account balances and a $2.4 million increase in savings account balances.

Money market account balances totaled $36.0 million at December 31, 2011 and decreased $20.8 million, or 36.6%, from $56.8 million at December 31, 2010. The decrease was due to customers seeking higher yields than management was willing to offer on these funds.

Noninterest bearing checking account balances totaled $18.4 million at December 31, 2011 and decreased $2.0 million, or 9.8%, from $20.4 million at December 31, 2010. The decrease was primarily related to accounts closed by commercial loan customers in connection with the payoff of their loans. Commercial loan balances decreased $12.2 million, or 31.9%, in 2011.

Certificate of deposit account balances totaled $135.0 million at December 31, 2011 and increased $6.2 million, or 4.8%, from $128.8 million at December 31, 2010. The increase was due to a $20.3 million increase in retail deposit accounts, partially offset by a $14.1 million decrease in brokered deposits. Retail certificate of deposit account balances increased primarily due to competitive pricing strategies related to accounts with maturities of two years and longer associated with management’s strategy to build liquidity in advance of receipt of the CFBank Order. The increase in retail certificate of deposit account balances during 2011 increased the weighted average maturity of retail certificate of deposit accounts from 14 months at December 31, 2010 to 19 months at December 31, 2011. Due to the low market interest rate environment, we were able to extend these maturities and reduce the weighted average cost of retail certificates of deposit from 1.67% at December 31, 2010 to 1.61% at December 31, 2011.

CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit account balances up to $50 million. CDARS balances are considered brokered deposits by regulation. Brokered deposits, including CDARS balances totaled $53.9 million at December 31, 2011, and decreased $14.1 million, or 20.7%, from $68.0 million at December 31, 2010. During the year ended December 31, 2011, prior to receipt of the CFBank Order, $9.6 million in brokered deposits were issued with an average life of 39 months at an average cost of 1.46%. The increase in brokered deposits was based on CFBank’s determination to build on-balance-sheet liquidity and lock-in the cost of longer-term liabilities at low market interest rates. We expect brokered deposits to continue to decrease as a result of the prohibition on acceptance or renewal of brokered deposits contained in the CFBank Order.

Interest bearing checking account balances totaled $14.2 million at December 31, 2011 and increased $3.8 million, or 36.5%, from $10.4 million at December 31, 2010. The increase was primarily related to a $1.8 million increase in balances held in corporate cash management sweep accounts that provide commercial depositors interest on their deposits. The increase was also related to a $913,000 increase in retail consumer interest bearing checking account balances.

Savings account balances totaled $13.4 million at December 31, 2011 and increased $2.4 million, or 21.8% from $11.0 million at December 31, 2010. The increase was due to additional deposits in our Columbiana County market.

Long-term FHLB advances totaled $15.7 million at December 31, 2011 and decreased $8.2 million, or 34.3%, from $23.9 million at December 31, 2010 due to repayment of maturing advances. The advances were repaid with the increase in cash and cash equivalents and not re-borrowed in accordance with the Company’s liquidity management program in order to maintain borrowing capacity with the FHLB.

Stockholders’ equity totaled $9.9 million at December 31, 2011 and decreased $6.0 million, or 37.8%, from $16.0 million at December 31, 2010. The decrease was due to the $5.4 million net loss, $425,000 in preferred stock dividends accrued but not paid and accretion of discount on preferred stock related to the Troubled Asset Relief Program (TARP) Capital Purchase Program, and a $286,000 decrease in unrealized gains in the securities portfolio.

With the capital provided by the TARP Capital Purchase Program, we have continued to make financing available to businesses and consumers in our market areas. Since receipt of $7.2 million in TARP Capital Purchase Program proceeds in December 2008 and through December 31, 2011, we have originated or renewed $253.7 million in loans.

Liquidity

Without additional capital, it is unlikely that Central Federal Corporation (the Holding Company) will have sufficient liquidity to continue to meet its operating expenses as they become due. The Holding Company is significantly dependent on dividends from CFBank to provide the cash necessary to meet its obligations. Although CFBank had $83.2 million in cash available from liquid assets and borrowing capacity at December 31, 2011, CFBank may not pay dividends to the Holding Company without receiving prior regulatory approval. The payment of dividends from CFBank to the Holding Company is not likely to be approved by the regulators while CFBank is suffering significant losses. At December 31, 2011, the Holding Company and its subsidiaries, other than CFBank, had cash of $607,000 available to meet cash needs, which is expected to be sufficient to cover operating expenses, including expenses in connection with the registered common stock offering, through approximately June 2012.

A portion of the proceeds from the registered common stock offering, if the offering is successfully completed, is expected to be retained by the Holding Company for general corporate purposes and is estimated to be sufficient to support the Holding Company’s cash requirements.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Holding Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;

•	our ability to maintain sufficient liquidity to continue to fund our operations;

•	our ability to reduce our high level of nonperforming assets and operating expenses;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;

•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;

•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to meet the requirements of the Holding Company and CFBank Cease and Desist Orders issued by regulators;

•	our ability to generate profits in the future is unlikely without additional capital;

•

the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including the impact on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;

•	changes in tax laws, rules and regulations;

•	various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the FDIC and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and

•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations

($ in thousands, except share data)	Three months ended December 31,			Year ended December 31,
(unaudited)	2011	2010	% change	2011	2010	% change
Total interest income	$2,148	$2,906	-26%	$9,656	$12,617	-23%
Total interest expense	802	938	-14%	3,478	4,183	-17%

Net interest income	1,346	1,968	-32%	6,178	8,434	-27%
Provision for loan losses	1,119	1,165	-4%	3,375	8,468	-60%

Net interest income (loss) after provision for loan losses	227	803	-72%	2,803	(34)	n/m
Noninterest income
Service charges on deposit accounts	72	69	4%	271	294	-8%
Net gain on sales of loans	72	291	-75%	294	866	-66%
Net gain on sale of securities	121	—	n/m	353	468	-25%
Other	54	44	23%	205	166	23%

Noninterest income	319	404	-21%	1,123	1,794	-37%
Noninterest expense
Salaries and employee benefits	965	985	-2%	4,043	4,211	-4%
Occupancy and equipment	60	43	40%	278	203	37%
Data processing	138	156	-12%	569	625	-9%
Franchise taxes	60	85	-29%	253	338	-25%
Professional fees	208	212	-2%	944	995	-5%
Director fees	46	40	15%	181	137	32%
Postage, printing and supplies	24	25	-4%	131	151	-13%
Advertising and promotion	3	22	-86%	37	107	-65%
Telephone	17	27	-37%	74	106	-30%
Loan expenses	42	28	50%	81	83	-2%
Foreclosed assets, net	2	3	-33%	1,187	4	n/m
Depreciation	73	118	-38%	384	508	-24%
FDIC premiums	160	161	-1%	687	581	18%
Amortization of intangibles	10	10	0%	40	40	0%
Regulatory assessment	47	37	26%	168	120	40%
Other insurance	42	16	163%	135	63	114%
Other	8	39	-79%	159	160	-1%

Noninterest expense	1,905	2,007	-5%	9,351	8,432	11%
Loss before income taxes	(1,359)	(800)	70%	(5,425)	(6,672)	-19%
Income tax expense	—	190	n/m	—	198	n/m

Net loss	$(1,359)	$(990)	37%	$(5,425)	$(6,870)	-21%

Net loss attributable to common stockholders	(1,467)	$(1,093)	34%	(5,850)	$(7,280)	-20%

Share Data
Basic loss per common share	$(0.36)	$(0.26)	36%	$(1.42)	$(1.77)	-20%
Diluted loss per common share	$(0.36)	$(0.26)	36%	$(1.42)	$(1.77)	-20%
Average common shares outstanding - basic	4,107,470	4,095,064		4,102,876	4,094,790
Average common shares outstanding - diluted	4,107,470	4,095,064		4,102,876	4,094,790

Consolidated Statements of Financial Condition

($ in thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
(unaudited)
Assets
Cash and cash equivalents	$61,436	$63,816	$60,436	$69,558	$34,275
Interest-bearing deposits in other financial institutions	1,984	1,984	—	—	—
Securities available for sale	18,516	20,024	27,333	25,896	28,798
Loans held for sale	1,210	2,262	1,810	1,361	1,953
Loans	157,270	165,451	179,532	188,389	200,525
Less allowance for loan losses	(6,110)	(6,955)	(8,050)	(9,417)	(9,758)

Loans, net	151,160	158,496	171,482	178,972	190,767
FHLB stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	37	37	47	54	57
Foreclosed assets, net	2,370	2,370	2,370	3,509	4,509
Premises and equipment, net	5,534	5,758	5,851	5,903	6,016
Assets held for sale	167	—	—	535	535
Other intangible assets	89	99	109	119	129
Bank owned life insurance	4,273	4,239	4,208	4,175	4,143
Accrued interest receivable and other assets	2,202	4,361	2,202	2,082	2,108

Total assets	$250,920	$265,388	$277,790	$294,106	$275,232

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$18,409	$20,116	$19,638	$18,886	$20,392
Interest bearing	198,640	206,628	218,585	229,999	206,989

Total deposits	217,049	226,744	238,223	248,885	227,381
Long-term FHLB advances	15,742	15,742	18,742	21,742	23,942
Other borrowings	—	—	—	1,500	—
Advances by borrowers for taxes and insurance	159	49	79	141	213
Accrued interest payable and other liabilities	2,871	6,267	3,309	2,552	2,552
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	240,976	253,957	265,508	279,975	259,243
Stockholders’ equity	9,944	11,431	12,282	14,131	15,989

Total liabilities and stockholders’ equity	$250,920	$265,388	$277,790	$294,106	$275,232

Consolidated Financial Highlights

	At or for the three months ended					At or for the year ended
($ in thousands except per share data) (unaudited)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	December 31,
						2011	2010
Earnings (loss)
Net interest income	$1,346	$1,458	$1,635	$1,739	$1,968	$6,178	$8,434
Provision for loan losses	$1,119	$405	$432	$1,419	$1,165	$3,375	$8,468
Noninterest income	$319	$506	$142	$156	$404	$1,123	$1,794
Noninterest expense	$1,905	$1,994	$3,262	$2,190	$2,007	$9,351	$8,432
Net loss	$(1,359)	$(435)	$(1,917)	$(1,714)	$(990)	$(5,425)	$(6,870)
Net loss attributable to common stockholders	$(1,467)	$(542)	$(2,023)	$(1,818)	$(1,093)	$(5,850)	$(7,280)
Basic loss per common share	$(0.36)	$(0.13)	$(0.49)	$(0.44)	$(0.26)	$(1.42)	$(1.77)
Diluted loss per common share	$(0.36)	$(0.13)	$(0.49)	$(0.44)	$(0.26)	$(1.42)	$(1.77)

Performance Ratios (annualized)
Return on average assets	(2.15%)	(.65%)	(2.69%)	(2.39%)	(1.41%)	(1.99%)	(2.41%)
Return on average equity	(50.41%)	(14.73%)	(58.14%)	(45.57%)	(24.31%)	(42.69%)	(35.52%)
Average yield on interest-earning assets	3.65%	3.71%	3.83%	4.07%	4.45%	3.82%	4.76%
Average rate paid on interest-bearing liabilities	1.46%	1.44%	1.50%	1.46%	1.56%	1.47%	1.73%
Average interest rate spread	2.19%	2.27%	2.33%	2.61%	2.89%	2.35%	3.03%
Net interest margin, fully taxable equivalent	2.29%	2.36%	2.44%	2.67%	3.01%	2.44%	3.18%
Efficiency ratio	122.73%	114.55%	118.91%	115.04%	84.19%	117.62%	85.98%
Noninterest expense to average assets	3.02%	2.99%	4.57%	3.06%	2.86%	3.43%	2.96%

Capital
Core capital ratio (1)	5.39%	5.55%	5.40%	5.68%	6.59%	5.39%	6.59%
Total risk-based capital ratio (1)	10.30%	10.41%	10.10%	10.60%	10.68%	10.30%	10.68%
Tier 1 risk-based capital ratio (1)	9.02%	9.13%	8.81%	9.32%	9.41%	9.02%	9.41%
Tangible capital ratio (1)	5.39%	5.55%	5.40%	5.68%	6.59%	5.39%	6.59%
Equity to total assets at end of period	3.96%	4.31%	4.42%	4.80%	5.81%	3.96%	5.81%
Tangible equity to tangible assets	3.93%	4.27%	4.38%	4.77%	5.77%	3.93%	5.77%
Book value per common share	$0.68	$1.05	$1.26	$1.71	$2.16	$0.68	$2.16
Tangible book value per common share	$0.66	$1.02	$1.23	$1.68	$2.13	$0.66	$2.13
Period-end market value per common share	$0.62	$0.95	$0.80	$1.30	$0.51	$0.62	$0.51
Period-end common shares outstanding	4,128,198	4,127,798	4,127,798	4,127,798	4,127,798	4,128,198	4,127,798
Average basic common shares outstanding	4,107,470	4,104,320	4,101,331	4,098,266	4,095,064	4,102,876	4,094,790
Average diluted common shares outstanding	4,107,470	4,104,320	4,101,331	4,098,266	4,095,064	4,102,876	4,094,790

Asset Quality
Nonperforming loans	$8,301	$5,280	$7,152	$8,341	$10,057	$8,301	$10,057
Nonperforming loans to total loans	5.28%	3.19%	3.98%	4.43%	5.02%	5.28%	5.02%
Nonperforming assets to total assets	4.25%	2.88%	3.43%	4.03%	5.29%	4.25%	5.29%
Allowance for loan losses to total loans	3.89%	4.20%	4.48%	5.00%	4.87%	3.89%	4.87%
Allowance for loan losses to nonperforming loans	73.61%	131.72%	112.56%	112.90%	97.03%	73.61%	97.03%
Net charge-offs	$1,966	$1,502	$1,812	$1,746	$1,474	$7,026	$5,810
Annualized net charge-offs to average loans	4.89%	3.55%	3.92%	3.63%	2.85%	3.97%	2.63%

Average Balances
Loans	$154,036	$161,650	$175,567	$182,800	$196,732	$168,513	$211,900
Assets	$252,663	$266,734	$285,538	$286,301	$280,407	$272,809	$284,848
Stockholders’ equity	$10,783	$11,814	$13,190	$15,044	$16,287	$12,708	$19,343

(1)	Regulatory capital ratios of CFBank